Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Strategic Diagnostics Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-68484 and 333-118297) on Form S-8 of Strategic Diagnostics Inc. of our report dated March 31, 2008, relating to the consolidated balance sheets of Strategic Diagnostics Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Strategic Diagnostics Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” effective January 1, 2006, and Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of SFAS No. 109, effective January 1, 2007.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 31, 2008